Exhibit 10.5

EARTHSTONE ENERGY, INC.

SECOND AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

1.    Purpose and Effective Date.  Earthstone Energy, Inc. (the “Company”) has adopted this Second Amended and Restated Change in Control and Severance Benefit Plan (this “Plan”) to provide for the payment of severance or change in control benefits to Eligible Individuals (as defined below).  This Plan was approved by the Board of Directors (the “Board”) of the Company to be effective as of January 6, 2023 (the “Effective Date”). This Plan completely supersedes and replaces the Company’s previous Amended and Restated Change in Control and Severance Benefit Plan that was adopted effective January 27, 2021 which replaced the Company’s Change in Control and Severance Benefit Plan that was adopted effective April 8, 2019.

2.    Definitions.  For purposes of this Plan, the terms listed below will have the meanings specified herein:

(a)    “Accrued Obligations” means (i) payment to an Eligible Individual of all earned but unpaid Base Salary through the Date of Termination prorated for any partial period of employment; (ii) payment to an Eligible Individual of any unpaid annual incentive payment for the calendar year before the year in which the Date of Termination occurs, provided that an Eligible Individual shall not be entitled to payment of any annual incentive payment upon a termination of employment for Cause; (iii) payment to an Eligible Individual, in accordance with the terms of the applicable benefit plan of the Company or its Affiliates or to the extent required by law, of any benefits to which such Eligible Individual has a vested entitlement as of the Date of Termination; (iv) payment to an Eligible Individual of any accrued unused vacation; and (v) payment to an Eligible Individual of any approved but not yet reimbursed business expenses incurred in accordance with applicable policies of the Company and its Affiliates, including this Plan.

(b)    “Administrator” means the Compensation Committee of the Board or another person or committee appointed by the Board to administer this Plan.

(c)    “Affiliate” means (i) with respect to the Company, any person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such person or entity; provided, however, that a natural person shall not be considered an Affiliate; and (ii) with respect to an Eligible Individual, any person or entity that directly, or through one or more intermediaries, is controlled by such Eligible Individual or members of such Eligible Individual’s immediate family.

(d)    “AIP” means the annual incentive payment, being the greatest of (i) any annual incentive payment amount earned by the Eligible Individual during the calendar year immediately preceding the Date of Termination, (ii) any annual incentive payment amount earned by the Eligible Individual two calendar years immediately preceding the Date of Termination, and (iii) the Eligible Individual’s then current “target” annual incentive payment amount.

(e)    “Base Salary” means an Eligible Individual’s annual base salary as of the Notice of Termination (without regard to any reduction in such Base Salary which constitutes Good Reason or a CIC Good Reason).

(f)    “Cause” means any of the following:

(i)    the Eligible Individual’s failure to perform (other than due to Disability or death) the duties of the Eligible Individual’s position (as they may exist from time to time) to the reasonable satisfaction of the Company or any of its Affiliates,

(ii)    any act of fraud or dishonesty committed by the Eligible Individual against or with respect to the Company or any of its Affiliates or customers as shall be reasonably determined to have occurred by the Administrator,

(iii)    the Eligible Individual’s conviction or plea of no contest to a crime that negatively reflects on the Eligible Individual’s fitness to perform the Eligible Individual’s duties or harms the Company’s or any of its Affiliates’ reputation or business,

(iv)    the Eligible Individual’s willful or gross misconduct, moral turpitude, or breach of fiduciary duty that may be or is injurious to the Company or any of its Affiliates, or

(v)    the Eligible Individual’s violation of a material policy of the Company or any of its Affiliates.

(g)    “Change in Control” means each of the following:

(i)    Any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the stockholders of the Company, in either case resulting in those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction ceasing to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

(ii)    The merger or consolidation of the Company with or into another entity resulting in those persons and entities immediately prior to such merger or consolidation who beneficially owned all of the outstanding voting securities of the Company ceasing to beneficially own voting securities representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger or consolidation; or

(iii)    The sale of all or substantially all of the Company’s assets unless those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute deferred compensation under Section 409A, to the extent required to avoid accelerated taxation or penalties, no Change in Control will be deemed to have occurred unless such Change in Control also constitutes a change in control in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets under Treasury Regulation Section 1.409A-3(i)(5).

(h)    “CIC Effective Date” means the date upon which a Change in Control occurs.

(i)    “CIC Good Reason” shall exist in the event any of the following actions are taken without an Eligible Individual’s consent:

(i)    a material reduction in the Eligible Individual’s position, authority, power, functions, duties or responsibilities compared to the Eligible Individual’s position, authority, power, functions, duties or responsibilities as of the CIC Effective Date;

(ii)    the Eligible Individual’s primary work location being moved more than fifty (50) miles from the Eligible Individual’s primary work location immediately prior to the relocation;

(iii)    the Company or any of its Affiliates materially reduces the Eligible Individual’s Base Salary; or

(iv)    if the Eligible Individual is a party to an employment agreement with the Company, any material breach of such employment agreement by the Company.

(j)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(k)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(l)    “Date of Termination” means (i) if the Eligible Individual’s employment with the Company and its Affiliates is terminated by death, the date of such Eligible Individual’s death; (ii) if the Eligible Individual’s employment is terminated because of the Eligible Individual becoming Disabled, then thirty (30) days after the Notice of Termination is given; or (iii) if (A) the Eligible Individual’s employment is terminated by the Company or any of its Affiliates with or without Cause or (B) the Eligible Individual’s employment is terminated by the Eligible Individual with or without Good Reason or CIC Good Reason, as applicable, then, in each case, the date specified in the Notice of Termination, which shall comply with the applicable notice requirements set forth herein.  Transfer of employment between and among the Company and its Affiliates, by itself, shall not constitute a termination of employment for purposes of this Plan.

(m)    “Disability” or “Disabled” means, except as otherwise provided in this Plan, the Eligible Individual is unable to continue providing services by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Administrator.

(n)    “Employee Restrictive Covenants, Proprietary Information and Inventions Agreement” means any Employee Restrictive Covenants, Proprietary Information and Inventions Agreement executed by an Eligible Individual.

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)    “Good Reason” shall exist in the event any of the following actions are taken without an Eligible Individual’s consent:

(i)    a material reduction, in absolute terms, in the nature and scope of the Eligible Individual’s position, authority, power, functions, duties and responsibilities, taking into account the Company’s size, status as a public company and capitalization;

(ii)    the Company or any of its Affiliates materially reduces the Eligible Individual’s Base Salary (unless the base salaries of substantially all other similarly situated executives of the Company are similarly reduced); or

(iii)    if the Eligible Individual is a party to an employment agreement with the Company, any material breach of such employment agreement by the Company.

(q)    “LTIP” means the Company’s Amended and Restated 2014 Long-Term Incentive Plan (as amended and restated from time to time) or any successor equity incentive plan maintained by the Company.

(r)    “Notice of Termination” means a notice that indicates the specific termination provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated; provided, however, that any failure to provide such detail shall not delay the effectiveness of the termination.

(s)    “Post-Termination Obligations” means any obligations owed by an Eligible Individual to the Company or any of its Affiliates which survive such Eligible Individual’s employment with the Company or its Affiliates, including, without limitation, any obligations and restrictive covenants (including covenants not to compete and not to solicit) set forth in an Eligible Individual’s Employee Restrictive Covenants, Proprietary Information and Invention Agreement or any other applicable agreement binding on the Eligible Individual.

(t)    “Section 409A” means Section 409A of the Code and the regulations and administrative guidance issued thereunder.

(u)    “Section 4999” means Section 4999 of the Code.

(v)    “Separation from Service” means a “separation from service” as such term is defined for purposes of Section 409A.

(w)    “Severance Obligations” means the Severance Obligations identified in Section 5(b), Section 5(c) and Section 5(d) of this Plan, as applicable.

(x)    “Severance Obligation Period” means the period beginning on the Date of Termination and ending one (1) year thereafter.

(y)    “Tier 1 Officer” means an Eligible Individual identified as a “Tier 1 Officer” in accordance with Schedule I attached hereto.

(z)    “Tier 2 Officer” means an Eligible Individual identified as a “Tier 2 Officer” in accordance with Schedule I attached hereto.

(aa)    “Tier 3 Officer” means an Eligible Individual identified as a “Tier 3 Officer” in accordance with Schedule II attached hereto.

(bb)    “Tier” means the level at which an Eligible Individual is identified immediately prior to the Eligible Individual’s termination of employment (without regard to any reduction in such Tier that constitutes Good Reason or a CIC Good Reason).

3.    Administration of this Plan.

(a)    Authority of the Administrator.  This Plan will be administered by the Administrator.  Subject to the express provisions of this Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to this Plan, (ii) delegate its duties under this Plan to such agents as it may appoint from time to time, and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering this Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate.  The Administrator shall have complete discretion and authority with respect to this Plan and its application except to the extent that discretion is expressly limited by this Plan.  The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in this Plan in any manner and to the extent it deems necessary or desirable to carry this Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) or otherwise arising under this Plan will be final and conclusive.

(b)    Manner of Exercise of Authority.  Any action of, or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, the Company’s Affiliates, the Board, the stockholders of the Company, each Eligible Individual, or other persons claiming rights from or through an Eligible Individual.  The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine.  The Administrator may appoint agents to assist it in administering this Plan.

(c)    Limitation of Liability.  The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan.  The Administrator and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to this Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.    Eligibility.  Each employee of the Company or any of its Affiliates eligible to receive the benefits described in this Plan as designated by the Administrator (collectively, the “Eligible Individuals” and each an “Eligible Individual”).

5.    Plan Benefits.

(a)    Payment of Accrued Obligations.  In the event an Eligible Individual’s Date of Termination occurs for any reason, such Eligible Individual shall be entitled to receive the Accrued Obligations.  Participation in all benefit plans of the Company and its Affiliates will terminate upon an Eligible Individual’s Date of Termination except as otherwise specifically provided in the applicable plan.

(b)    Severance Obligations – Unrelated to a Change in Control.  In the event an Eligible Individual’s employment with the Company and its Affiliates is terminated at any time either (A) by the Company or one of its Affiliates without Cause or (B) by such Eligible Individual resigning such Eligible Individual’s employment for Good Reason (other than, in either case, a termination during the twenty-four (24)-month period following a CIC Effective Date with respect to Tier 1 Officers, during the eighteen (18)-month period following the CIC Effective Date with respect to Tier 2 Officers or during the twelve (12)-month period following the CIC Effective Date with respect to Tier 3 Officers in which case shall be governed by Section 5(c) below), the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide the Severance Obligations set forth below; provided that the conditions of Section 5(e) and Section 7 of this Plan have been fulfilled.

(i)    Tier 1 Officers.  The Severance Obligations to a Tier 1 Officer shall be as follows:

(1)    payment of an amount equal to 200% of the sum of (A) such officer’s Base Salary as in effect on the applicable Date of Termination and (B) such officer’s pro-rata AIP (such pro-rata amount to be equal to the product of (i) the amount of such officer’s AIP, times (ii) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365);

(2)    all equity incentives then held by such officer pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award; and

(3)    if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the eighteen (18)-month period commencing as of the date such officer is eligible to elect and timely elects to continue coverage for such officer and such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer for the amount such officer pays to effect and continue such coverage, with any such reimbursement payable for the sixty (60)-day period immediately following the Date of Termination being payable on the first business day sixty (60) days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(ii)    Tier 2 Officers.  The Severance Obligations to a Tier 2 Officer shall be as follows:
(1)    payment of an amount equal to 100% of the sum of (A) such officer’s Base Salary as in effect on the applicable Date of Termination and (B) such officer’s pro-rata AIP

(such pro-rata amount to be equal to the product of (i) the amount of such officer’s AIP, times (ii) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365);

(2)    all equity incentives then held by such officer pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award; and

(3)    if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the twelve (12)-month period commencing as of the date such officer is eligible to elect and timely elects to continue coverage for such officer and such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer for the amount such officer pays to effect and continue such coverage, with any such reimbursement payable for the sixty (60)-day period immediately following the Date of Termination being payable on the first business day sixty (60) days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(iii)    Tier 3 Officers. The Severance Obligations to a Tier 3 Officer shall be as set forth in Schedule III attached hereto.

     Provided that the conditions of Section 5(e) and Section 7 of this Plan have been fulfilled, an Eligible Individual’s cash Severance Obligations will be paid in ratable installments in accordance with the Company’s normal payroll process during the Eligible Individual’s Severance Obligation Period, with the first payment being made on the first payroll payment date occurring at least sixty (60) days after such Eligible Individual’s Date of Termination and including all payments that would otherwise have been made during such sixty (60) day period.

(c)    Severance Obligations – Related to a Change in Control.  In the event an Eligible Individual is employed by the Company or one of its Affiliates on the CIC Effective Date and such Eligible Individual (i) resigns such Eligible Individual’s employment with the Company and its Affiliates for a CIC Good Reason or (ii) is terminated by the Company and its Affiliates without Cause, in each case, at any time within the twenty-four (24)-month period following the CIC Effective Date with respect to Tier 1 Officers, at any time within the eighteen (18)-month period following the CIC Effective Date with respect to Tier 2 Officers and at any time within the twelve (12)-month period following the CIC Effective Date with respect to Tier 3 Officers, then, the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide the Severance Obligations set forth below, provided that the conditions of Section 5(e) and Section 7 of this Plan have been fulfilled.  Notwithstanding the foregoing, in the event that an Eligible Individual’s Date of Termination occurs by reason of the Eligible Individual’s refusal to accept an offer of employment (including continued employment with the Company or any of its Affiliates) in connection with a Change in Control or other corporate transaction and if such offer of employment would not constitute a basis for a CIC Good Reason termination, then the Eligible Individual shall not be entitled to Severance Obligations under this Plan.

(i)    Tier 1 Officers.  The Severance Obligations to a Tier 1 Officer shall be as follows:

(1)    on the first business day sixty (60) days after the Date of Termination, payment of a lump sum cash payment equal to 300% of the sum of (A) such officer’s then current Base Salary as of the Date of Termination and (B) such officer’s AIP;

(2)    payment of an amount equal to 100% of such officer’s pro-rata AIP (such pro-rata amount to be equal to the product of (i) the amount of such officer’s AIP, times (ii) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365);

(3)    all equity incentives then held by such officer pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award; and

(4)    if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the twenty-four (24)-month period commencing as of the date such officer is eligible to elect and timely elects to continue coverage for such officer and such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer for the amount such officer pays to effect and continue such coverage, with any such reimbursement payable for the sixty (60)-day period immediately following the Date of Termination being payable on the first business day sixty (60) days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(i)    Tier 2 Officers.  The Severance Obligations to a Tier 2 Officer shall be as follows:

(1)    on the first business day sixty (60) days after the Date of Termination, payment of a lump sum cash payment equal to 200% of the sum of (A) such officer’s then current Base Salary as of the Date of Termination and (B) such officer’s AIP;

(2)    payment of an amount equal to 100% of such officer’s pro-rata AIP (such pro-rata amount to be equal to the product of (i) the amount of such officer’s AIP, times (ii) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365);

(3)    all equity incentives then held by such officer pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award; and

(4)    if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the eighteen (18)-month period commencing as of the date such officer is eligible to elect and timely elects to continue coverage for such officer and such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer for the amount such officer pays to effect and continue such coverage, with any such reimbursement payable for the sixty (60)-day period immediately following the Date of Termination being payable on the first business day sixty (60) days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(ii)    Tier 3 Officers. The Severance Obligations to a Tier 3 Officer shall be as set forth in Schedule III attached hereto.

(d)    Severance Obligations – Death or Disability. In the event an Eligible Individual’s employment with the Company and its Affiliates is terminated by death or Disability, the Company (or the Affiliate of the Company that is the employer of the Eligible Individual immediately prior to termination) shall provide Severance Obligations set forth below; provided that the conditions of Section 5(e) of this Plan have been fulfilled.

(i)    Tier 1 Officers.  The Severance Obligations to a Tier 1 Officer shall be as follows:
(1)    on the first business day sixty (60) days after the Date of Termination, payment of a lump sum cash payment equal to 150% of the sum of (A) such officer’s then current Base Salary as of the Date of Termination and (B) such officer’s AIP;

(2)    all equity incentives then held by such officer pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award; and

(3)    if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the eighteen (18)-month period commencing as of the date such officer or the officer’s estate is eligible to elect and timely elects to continue coverage for such officer and/or such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer or the officer’s estate for the amount such officer or the officer’s estate pays to effect and continue such coverage, with any such reimbursement payable for the sixty (60)-day period immediately following the Date of Termination being payable on the first business day sixty (60) days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(ii)    Tier 2 Officers.  The Severance Obligations to a Tier 2 Officer shall be as follows:
(1)    on the first business day sixty (60) days after the Date of Termination, payment of a lump sum cash payment equal to 100% of the sum of (A) such officer’s then current Base Salary as of the Date of Termination plus (B) such officer’s AIP;

(2)    all equity incentives then held by such officer pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award; and

(3)    if and to the extent permitted under applicable law and without any penalty to the Company or the officer, during the twelve (12)-month period commencing as of the date such officer or the officer’s estate is eligible to elect and timely elects to continue coverage for such officer and/or such officer’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that is the officer’s employer immediately prior to termination) shall reimburse such officer or the officer’s estate for the amount such officer or the officer’s estate pays to effect and continue such coverage, with any such reimbursement payable for the sixty (60)-day period immediately following the Date of Termination being payable on the first business day sixty (60) days following the Date of Termination and any other such reimbursement payable being paid on a monthly basis thereafter.

(iii)    Tier 3 Officers. The Severance Obligations to a Tier 3 Officer shall be as set forth in Schedule III attached hereto.

(e)    Conditions to Severance Obligations.  Notwithstanding Section 5(b) or Section 5(c) of this Plan, in no event shall an Eligible Individual be entitled to the Severance Obligations unless such Eligible Individual (i) tenders his or her resignation as a member of the Board and of the board of directors, management committee or other management appointment of any Affiliate (in each case, to the extent applicable) effective as of the Date of Termination (the “Resignation”), and (ii) executes a General Release in a form and substance approved by the Administrator (the “Release”) substantially similar to the Release attached hereto as Exhibit A, with any additional customary terms as the Administrator may deem appropriate in the circumstances, and such Release is not revoked.  Notwithstanding Section 5(d) of this Plan, in no event shall an Eligible Individual or the estate of the Eligible Individual be entitled to the Severance Obligations unless such Eligible Individual (or, if applicable, the Eligible Individual’s personal representative or estate) executes the Release, with any additional customary terms as the Administrator may deem appropriate in the circumstances, and such Release is not revoked.  The Eligible Individual or the Eligible Individual’s estate shall be eligible for the Severance Obligations only if the executed Release is returned to the Company and becomes irrevocable within sixty (60) days after the Date of Termination.  Until the Release has become irrevocable, any such Severance Obligations shall not be provided by the Company or any of its Affiliates.  If an Eligible Individual fails to return the Resignation so that it would, if accepted, be effective upon the Date of Termination, or if an Eligible Individual (or, if applicable, the Eligible Individual’s personal representative or estate) fails to return the Release to the Company in sufficient time so that the Release becomes irrevocable within sixty (60) days after the Date of Termination, such Eligible Individual’s rights to the Severance Obligations shall be forfeited.

6.    Parachute Payment Limitations.  Notwithstanding any contrary provision in this Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G of the Code), and the Severance Obligations that would otherwise be paid to such Eligible Individual under this Plan together with any other payments or benefits that such Eligible Individual has a right to receive from the Company (and affiliated entities required to be aggregated in accordance with Q/A-10 and Q/A-46 of Treasury Regulation Section 1.280G-1) (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), the Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of such Payments and benefits received by the Eligible Individual from the Company and its Affiliates shall be $1.00 less than three (3) times such Eligible Individual’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such Payments received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999; or (b) paid in full, whichever produces the better net after-tax result for such Eligible Individual (taking into account any applicable excise tax under Section 4999 and any applicable federal, state and local income and employment taxes).  The determination as to whether any such reduction in the amount of the Payments is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on such Eligible Individual.  If reduced Payments are made to the Eligible Individual pursuant to this Section 6 and through error or otherwise those Payments exceed the Safe Harbor Amount, the Eligible Individual shall immediately repay such excess to the Company or its applicable Affiliate upon notification that an overpayment has been made.

The reduction of Payments, if applicable, shall be made by reducing, first, Severance Obligations to be paid in cash hereunder in the order in which such payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time), and second, by reducing any other cash payments that would be payable to the Eligible Individual outside of this Plan which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), and third, by reducing any equity acceleration hereunder of awards which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), and finally, by reducing any other payments or benefit provided hereunder in a similar order (last to first).

7.    Conditions to Receipt of Severance Obligations.

(a)    Compliance with Post-Termination Obligations.  Notwithstanding anything contained in this Plan to the contrary, the Company and its Affiliates shall have the right to cease providing any part of the Severance Obligations, and the Eligible Individual shall be required to immediately repay the Company and its Affiliates for any Severance Obligations already provided, but all other provisions of this Plan shall remain in full force and effect, if such Eligible Individual has been determined, pursuant to the dispute resolution provisions hereof, not to have fully complied with such Eligible Individual’s Post-Termination Obligations during the Severance Obligation Period or longer, as may be the case.

(b)    Separation from Service Required.  Notwithstanding anything contained in this Plan to the contrary, the Eligible Individual shall be entitled to Severance Obligations only if such Eligible Individual’s termination of employment constitutes a Separation from Service.

8.    Termination.

(a)    Notice of Termination.  Any termination of an Eligible Individual’s employment with the Company and its Affiliates (other than termination as a result of death) shall be communicated by written Notice of Termination to, (i) in the case of termination by an Eligible Individual, the Company or one of its Affiliates and (ii) in the case of termination by the Company and its Affiliates, the Eligible Individual.

(b)    Death.  An Eligible Individual’s employment with the Company and its Affiliates shall terminate immediately upon such Eligible Individual’s death.

(c)    Disability.  An Eligible Individual’s employment with the Company and its Affiliates shall terminate thirty (30) days after Notice of Termination is given by the Company or its Affiliates.

(d)    For Cause.

(i)    Subject to Section 8(d)(ii), the Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company and its Affiliates immediately for any Cause.

(ii)    If the Administrator determines, in its sole discretion, that a cure is possible and appropriate, the Company or the applicable Affiliate will give an Eligible Individual being terminated for Cause written notice of the acts or omissions constituting Cause and no termination of such Eligible Individual’s employment with the Company and its Affiliates for Cause shall occur unless and until such Eligible Individual fails to cure such acts or omissions within fifteen (15) days following the receipt of such written notice. If the Administrator determines, in its sole discretion, that a cure is not possible or appropriate, an Eligible Individual being terminated for Cause shall have no notice or cure rights before such Eligible Individual’s employment with the Company and its Affiliates is terminated for Cause.

(e)    Without Cause.  The Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company for any reason, at any time by providing written notice to such Eligible Individual that the Company and its Affiliates is terminating such Eligible Individual’s employment with the Company and its Affiliates without Cause.

(f)    With Good Reason.

(i)    Subject to Section 8(f)(ii), an Eligible Individual shall be permitted to terminate such Eligible Individual’s employment with the Company and its Affiliates for any Good Reason or CIC Good Reason, as applicable.

(ii)    To exercise an Eligible Individual’s right to terminate such Eligible Individual’s employment for Good Reason or CIC Good Reason, as applicable, such Eligible Individual must provide written notice to the Company or one of its Affiliates of such Eligible Individual’s belief that Good Reason or CIC Good Reason, as applicable, exists within ninety (90) days of the initial existence of the condition(s) giving rise to such Good Reason or CIC Good Reason, as applicable, and such notice shall describe the conditions believed to constitute Good Reason or CIC Good Reason, as applicable.  The Company and its Affiliates shall have thirty (30) days to remedy the Good Reason or CIC Good Reason, as applicable, condition(s) (the “Cure Period”).  If the condition(s) are not remedied during such Cure Period, such Eligible Individual may terminate such Eligible Individual’s employment with the Company and its Affiliates for Good Reason or CIC Good Reason, as applicable, by delivering a Notice of Termination to the Company; provided, however, that such termination must occur no later than five (5) days after the conclusion of the Cure Period; otherwise, such Eligible Individual is deemed to have accepted the condition(s), or the Company’s and its Affiliates correction of such condition(s), that may have given rise to the existence of such Good Reason or CIC Good Reason, as applicable.

(g)    Without Good Reason.  An Eligible Individual shall be entitled to terminate such Eligible Individual’s employment with the Company and its Affiliates at any time by providing thirty (30) days written Notice of Termination to the Company or one of its Affiliates and stating that such termination is without Good Reason or CIC Good Reason; provided, however, that notwithstanding anything to the contrary contained herein, the Company and its Affiliates shall be under no obligation to continue to employ such Eligible Individual for such thirty (30)-day period.

(h)    Suspension of Duties.  Notwithstanding the foregoing provisions of this Section 8, the Company and its Affiliates may, to the extent doing so would not result in the Eligible Individual’s Separation from Service, suspend an Eligible Individual from performing such Eligible Individual’s duties, responsibilities, and authorities (including, without limitation, such Eligible Individual’s duties, responsibilities and authorities as a member of the Board or the board of directors of any Affiliate) following the delivery by such Eligible Individual of a Notice of Termination providing for such Eligible Individual’s resignation, or following delivery by the Company or one of its Affiliates of a Notice of Termination providing for the termination of such Eligible Individual’s employment for any reason; provided, however, that during the period of suspension (which shall end on or before the Date of Termination), and subject to the legal rules applicable to any Company benefit plans under Section 401(a) of the Code and the rules applicable to nonqualified deferred compensation plans under Section 409A, such Eligible Individual shall continue to be treated as employed by the Company and its Affiliates for other purposes, and such Eligible Individual’s rights to compensation or benefits shall not be reduced by reason of the suspension; and provided, further, that any such suspension shall not serve as a basis for Good Reason or CIC Good Reason, as applicable, and shall not affect the determination of whether the resignation was for Good Reason or CIC Good Reason, as applicable, or without Good Reason or CIC Good Reason, as applicable, or whether the termination was for Cause or without Cause.  The Company and its Affiliates may suspend an Eligible Individual with pay pending an investigation authorized by the Company or any of its Affiliates or a governmental authority in order to determine whether such Eligible Individual has engaged in acts or omissions constituting Cause, and in such case the paid suspension shall not constitute a termination of such Eligible Individual’s employment with the Company and its Affiliates; provided, however, that such suspension shall not continue past the time that the Eligible Individual would incur a Separation from Service (at such point, the Company shall either terminate the Eligible Individual in accordance with this Plan or have the Eligible Individual return to active employment).

9.    General Provisions.

(a)    Taxes.  The Company and its Affiliates are authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company and its Affiliates may deem advisable to enable the Company, its Affiliates and Eligible Individuals to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

(b)    Offsets and Substitutions.  Pursuant to Treasury Regulation Section 1.409A-3(j)(4)(xiii), the Company and its Affiliates may set off against, and each Eligible Individual authorizes the Company and its Affiliates to deduct from, any payments due to such Eligible Individual, or to such Eligible Individual’s estate, heirs, legal representatives or successors, any amounts which may be due and owing to the Company or an Affiliate by such Eligible Individual, arising in the ordinary course of business whether under this Plan or otherwise.  To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an Eligible Individual under another plan of the Company or its Affiliates or an agreement with the Eligible Individual and the Company or its Affiliates, including a change in control plan or agreement, an offer letter or letter agreement, or to the extent that an Eligible Individual moves between Tiers, and to the extent that such other payments or benefits or the Severance Obligations provided under this Plan are subject to Section 409A, this Plan shall be administered to ensure that no payment or benefit under this Plan will be (i) accelerated in violation of Section 409A or (ii) further deferred in violation of Section 409A.

(c)    Term of this Plan; Amendment and Termination.

(i)    Prior to a Change in Control, this Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by the Administrator and a majority of the Board; provided, however, that (A) any such amendment, modification or termination made prior to a Change in Control that adversely affects the benefits or protections of any Eligible Individual shall be unanimously approved by the Board, including any independent director(s) and the Chief Executive Officer, and (B) no such amendment, modification or termination that the Administrator determines in its sole discretion is required to be adopted as a condition to the consummation of Change in Control pursuant to the request of a third party who effectuates a Change in Control that would adversely affect the benefits or protections hereunder of any Eligible Individual as of the date such amendment, modification or termination is adopted shall be effective as it relates to such Eligible Individual.  For a period of twenty-five (25) months following the occurrence of a Change in Control, this Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any Eligible Individual under this Plan on the date the Change in Control occurs.

(ii)    Notwithstanding the provisions of paragraph (i) above, the Company may terminate and liquidate this Plan in accordance with the provisions of Section 409A.

(iii)    Notwithstanding the foregoing, no amendment, modification or termination of this Plan shall adversely affect any Eligible Individual’s entitlement to payments under this Plan for qualifying terminations of employment occurring prior to such amendment, modification or termination (other than as required to permit termination of this Plan in accordance with Section 409A), nor shall such amendment, modification or termination relieve the Company of its obligation to pay vested benefits to Eligible Individuals who experienced a qualifying termination of employment prior to the date of such amendment, modification or termination as otherwise set forth herein, except as otherwise consented to by such Eligible Individual.

(d)    Successors.  This Plan shall bind and inure to the benefit of and be enforceable by any Eligible Individual and the Company and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither this Plan nor any right or obligation hereunder of the Company, any of its Affiliates or any Eligible Individual may be assigned or delegated without the prior written consent of the other party; provided, however, that the Company may assign this Plan to any of its Affiliates and an Eligible Individual may direct payment of any benefits that will accrue upon death. An Eligible Individual shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Plan; and no benefits payable under this Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. This Plan shall not confer any rights or remedies upon any person or legal entity other than the Company, its Affiliates and Eligible Individuals and their respective successors and permitted assigns.

(e)    Unfunded Obligation.  All benefits due an Eligible Individual under this Plan are unfunded and unsecured and are payable out of the general funds of the Company and its Affiliates.

(f)    Directed Payments.  If any Eligible Individual is determined by the Administrator to be Disabled, the Administrator may cause the payment or payments becoming due to such Eligible Individual to be made to another person for such person’s benefit without responsibility on the part of the Administrator or the Company and its Affiliates to follow the application of such funds.

(g)    Limitation on Rights Conferred Under Plan.  Neither this Plan nor any action taken hereunder will be construed as (i) giving an Eligible Individual the right to continue in the employ or service of the Company or any Affiliate; (ii) interfering in any way with the right of the Company or any Affiliate to terminate an Eligible Individual’s employment or service at any time; or (iii) giving an Eligible Individual any claim to be treated uniformly with other employees of the Company or any of its Affiliates. The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any of its Affiliates regarding eligibility, severance payments and benefits.

(h)    Governing Law. All questions arising with respect to the provisions of this Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

(i)    Dispute Resolution.  Any and all disputes, claims or controversies arising out of or relating to this Plan (i) shall be brought by an Eligible Individual in such Eligible Individual’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding, and (ii) shall be resolved only in the courts of the State of Texas or the United States District Court for the Southern District of Texas and the appellate courts having jurisdiction of appeals in such courts.  Any proceeding relating to this Plan or any Eligible Individual’s benefits hereunder, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the court of the United States of America for the Southern District of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and (1) agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas State court or, to the extent permitted by law, in such federal court, (2) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Eligible Individual or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (3) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or the Eligible Individual’s employment by the Company or any affiliate of the Company, or the Eligible Individual’s or the Company’s performance under, or the enforcement of, this Plan, (4) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Eligible Individual’s or the Company’s address on record with the Company and (5) agrees that nothing in this Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas.  The parties acknowledge and agree that in connection with any dispute hereunder, the non-prevailing party shall be responsible for the payment of the prevailing party’s costs and expenses, including, without limitation, the prevailing party’s legal fees and expenses; provided that if the dispute solely involves a dispute as to whether “Cause”, “Good Reason” or “CIC Good Reason” exists, each party shall bear its own costs and expense, regardless of the outcome of such dispute.

(j)    Severability.  The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision of this Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

(k)    Section 409A.

(i)    This Plan is intended to comply with Section 409A and shall be construed and operated accordingly.  The Company may amend this Plan at any time to the extent necessary to comply with Section 409A.  Any Eligible Individual shall perform any act, or refrain from performing any act, as reasonably requested by the Company to comply with any correction procedure promulgated pursuant to Section 409A. In no event shall the Company be responsible or liable for any additional tax, interest or penalty that may be imposed on an Eligible Individual by Section 409A or damages for failing to comply with Section 409A.

(ii)    To the extent required to avoid the imposition of penalties or interest under Section 409A, any payment or benefit to be paid or provided on account of an Eligible Individual’s Separation from Service to an Eligible Individual who is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code) that would be paid or provided prior to the first day of the seventh (7th) month following the Eligible Individual’s Separation from Service shall be paid or provided on the first day of the seventh (7th) month following the Eligible Individual’s Separation from Service or, if earlier, the date of the Eligible Individual’s death.

(iii)    Each payment to be made under this Plan shall be treated as a right to receive a series of separate payments and each such payment shall be a separately identifiable, determinable or designated amount for purposes of Section 409A.

(l)    PHSA § 2716.  Notwithstanding anything to the contrary in this Plan, in the event that the Company or any of its Affiliates is subject to the sanctions imposed pursuant to Section 2716 of the Public Health Service Act by reason of this Plan, the Company may amend this Plan at any time with the goal of giving the Eligible Individual the economic benefits described herein in a manner that does not result in such sanctions being imposed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has adopted this Second Amended and Restated Change in Control and Severance Benefit Plan as of the Effective Date.

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN]

EXHIBIT A
FORM OF GENERAL RELEASE

1.    The undersigned (“Employee”), on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants set forth in the Earthstone Energy, Inc. Second Amended and Restated Change In Control and Severance Benefit Plan, as in effect on of January 6, 2023 (the “Plan”), under which Employee is an Eligible Individual, but to which Employee is not automatically entitled, including, but not limited to, the payment of any severance thereunder, hereby fully releases Earthstone Energy, Inc. and its successors and affiliates (the “Company”), its parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, managers, employees, attorneys, affiliates, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this Release is signed by Employee.  Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990, the Americans with Disabilities Act of 2008, the Family Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, as well as other state employment laws including Chapter 21 of the Texas Labor Code (Tex. Lab. Code Ann. §§ 21.001 to 21.556), the Texas Anti-Retaliation Act (Tex. Lab. Code Ann. § 451.001), the Texas Payday Law (Tex. Lab. Code Ann. §§ 61.001 to 61.095), or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of the Plan, or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended, including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) any vested rights under any pension, retirement, profit sharing or similar plan; or (b) Employee’s rights, if any, to indemnification or defense under the Company’s certificate of incorporation, bylaws and/or policy or procedure, any indemnification agreement with Employee or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company (this “Release”).  Appendix A to this Release sets forth the benefits, payments and obligations to which Employee is entitled under the Plan if, and only if, this Release is executed, delivered and become irrevocable by no later than _____________, which is sixty (60) days after the Employee’s Date of Termination. Employee acknowledges and agrees that he is not entitled to any other termination or severance benefits whether under the Plan or otherwise. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.     [Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA.  Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled.  Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that:  (a) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this Release; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Release; (c) Employee has [twenty-one (21) days][forty-five (45) days] to consider this Release (although Employee may choose to voluntarily execute this Release earlier); (d) Employee has seven

(7) days following the execution of this Release to revoke this Release; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Release is executed by Employee (the “Effective Date”).]

3.    Nothing in this Release (including, without limitation, Sections 4, 5 and 7 hereof), the Plan or any other Company agreement, policy or procedure (this Release, the Plan and such other agreements, policies and procedures, collectively, the “Company Arrangements”) limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against you for any of these activities, and nothing in the Company Arrangements requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency.

Further, nothing in the Company Arrangements precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.  However, once this Release becomes effective, you may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.

Notwithstanding anything to the contrary in the Company Arrangements, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Without limiting the foregoing, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.

4.    [Employee acknowledges that Employee executed an [Employee Restrictive Covenants, Proprietary Information and Inventions Agreement] or [Employee Proprietary Information and Inventions Agreement] under which Employee assumed certain obligations relating to the Company’s confidential and proprietary business information and trade secrets and containing certain covenants relating to competition, solicitation and assignment of invention (“Employee Proprietary Information and Inventions Agreement”).  Employee agrees that, except to the extent it conflicts with Section 3, the Employee Proprietary Information and Inventions Agreement shall by its terms survive the execution of this Release and that the parties’ rights and duties thereunder shall not in any way be affected by this Release.  Employee also warrants and represents that Employee has returned any and all documents and other property of the Company constituting a trade secret or other confidential research, development or commercial information in Employee’s possession, custody or control, and represents and warrants that Employee has not retained any copies or originals of any such property of the Company. Employee further warrants and represents that, except as provided by Section 3, Employee has never violated the Employee Proprietary Information and Inventions Agreement, and will not do so in the future.]

5.    Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”).  Employee agrees that Employee shall testify truthfully in connection with any such Proceeding.  Except as provided in Section 3, Employee agrees that Employee shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena.  The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section 5 if the

Employee timely submits receipts or documentation that supports the reimbursement that the Employee requests from the Company.

6.    Employee and the Company understand and agree that it is in their mutual best interest to minimize the effect of Employee’s separation upon the Company’s business and upon Employee’s professional reputation. Accordingly, Employee agrees to take all actions reasonably requested of Employee by the Company in order to accomplish that objective. To this end, Employee shall consult with the Company concerning business matters on an as-needed and as-requested basis, the Company shall exercise reasonable efforts to avoid conflicts between such consulting and Employee’s personal and other business commitments, and Employee shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner.

7.    Employee covenants never to disparage or speak ill of the Company or any Company product or service, or of any past or present employee, manager, officer or director of the Company, except as provided in Section 3.  This obligation to never disparage the Company, its product or service or any past or present employee, manager, officer or director of the Company, except as provided in Section 3 shall include any verbal conversation, email/text/instant messaging statements, statements made to any electronic and print media, and any web-based social media site or blog (e.g., LinkedIn, Facebook, Glassdoor.com, Instagram and/or Twitter). Employee further agrees not to harass, intimidate, bully, or behave unprofessionally towards any past, present or future Company employee, manager, officer or director.

8.    Release of Unknown Claims.  It is the intention of Employee that this Release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases.  Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this release.  It is the intention of Employee in executing this Release that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.

[EMPLOYEE NAME]

By: